Prospectus Supplement No. 1 Dated August 18, 2023	Filed Pursuant to Rule 424(b)(4)
(To Prospectus Dated January 26, 2023)	Registration No. 333-267668

T Stamp Inc.

Up to 585,000 Shares of Class A Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) updates and supplements the prospectus of T Stamp Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) dated January 26, 2023 (the “Prospectus”), to reflect an update to the number of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) issuable upon the exercise of the Warrants (as such term is defined in the Prospectus) and that were sold to the Selling Stockholder (as such term is defined in the Prospectus).

On February 15, 2023, the Board of Directors of the Company unanimously approved a 5-for-1 reverse stock split of the Company’s Class A Common Stock (the “Reverse Split”). Following approval by the Board of Directors, on February 20, 2023, the Company received approval from a majority of the stockholders of the Company by written consent for the Reverse Split, pursuant to Delaware corporate law. Pursuant to the Reverse Split, every five (5) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares. On May 13 2023, the Company received sufficient stockholder votes to ratify the Reverse Split. As such, the number of shares of Class A Common Stock registered as part of the Prospectus is an aggregate of 585,000, of which (i) 195,000 shares were issued to the Selling Securityholder; and (ii) 390,000 shares are underlying the Warrants that were sold to the “Selling Stockholder.

Subsequently, on June 1, 2023, the Company entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with the Selling Stockholder, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2023. Pursuant to the Warrant Amendment Agreement, effective June 5, 2023, the Company and the Selling Stockholder agreed to amend the terms of the Warrants, whereby the number of shares of Class A Common Stock issuable upon the exercise of the Warrants recognized the effect of the Reverse Split and amended the exercise price to be $2.30 per share. The termination date of the Warrants was also amended to June 5, 2028.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors set forth in the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 18, 2023